ASSET PURCHASE AGREEMENT

      Flexpoint Sensor Systems, Inc., a Delaware corporation ("Buyer"), and Flexpoint Holdings, LLC, a Utah limited liability company ("Seller") hereby agree as follows:

                            ARTICLE 1
                   PURCHASE AND SALE OF ASSETS

      1.01. Assets Being Purchased. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this Agreement all the assets, both real and personal and both tangible and intangible, of Seller, herein called "Assets," including but without limitation:

             (a)  All the assets shown on the schedule hereto attached marked
Schedule 1.01.

             (b) All other assets of Seller, including the goodwill of Seller, not expressly excluded in this Agreement.

      1.02. Purchase Price. Buyer has paid or will pay to Seller on or before Closing the following:

             (a) Nine Hundred Sixty Three Thousand Dollars ($963,000.00) in cash which has been paid to Seller; and

             (b) One Million Six Hundred Thousand (1,600,000) fully paid and non-assessable shares of Flexpoint Sensor Systems, Inc. Common Stock.

      1.03. Closing. The sale and purchase described in this Agreement shall be consummated on or before March 31, 2004 ("Closing" or "Closing Date").

                            ARTICLE 2
             REPRESENTATIONS AND WARRANTIES BY SELLER

      2.01. Title to Assets. Seller has good and marketable title to all assets covered by this Agreement, except such stock in trade or inventory items as it may sell in the ordinary course of business between the date of this Agreement and the Closing. Seller's title to all assets is free and clear of any liens, encumbrances, or other defects except as shown on Schedule 2.01 attached hereto.

      2.02. Authority to Sell. Seller has complied with all the requirements of any applicable law of the State of Utah relative to the sale of assets described in this Agreement and that prior to Closing, all of the consents and approvals that may be required by law or by agreements to which Seller may be a party will be obtained.

      2.03. Liabilities. Except for any liabilities set forth in this Agreement, there are no other liabilities to which Seller or its assets are subject unless set forth on Schedule 2.03.

      2.04. Defaults and Violations. Seller is not in default or material violation of any contracts, agreements, leases, or other instruments or obligations to be sold and transferred to Buyer pursuant to this Agreement, and this Agreement and the purchase and sale to be consummated pursuant to this Agreement will not create or cause a default or material violation of any contract, agreement, lease or other instrument to which Seller may be a party.

      2.05. Taxes. All federal, state and local tax returns and payments that have become due from Seller to the date of this Agreement have been timely filed and timely paid by it including any returns or taxes due for (1) state or federal income or franchise tax, (2) personal or real property tax levied on any of the assets, (3) sales tax, or (4) other tax. All tax returns and payments for the above taxes which become due between the date of this Agreement to the Closing Date shall be timely filed and paid by Seller.

      2.06. Litigation. There is now no litigation pending against it of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement or transfer of title of any of said assets in good and marketable condition to Buyer and Seller is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.

      2.07. Survival of Warranties. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

                            ARTICLE 3
                       WARRANTIES OF BUYER

      Buyer represents and warrants as follows:

      3.01. Due Organization. Buyer is a corporation duly organized and existing under the General Corporation Law of the State of Delaware and that its power as a corporation has never been and is not now suspended.

      3.02. Authority to Buy. This Agreement has been approved by Buyer's Board of Directors and that Buyer has full power and authority to both execute and perform this contract.

      3.03. Court Approval. The Buyer shall seek Court approval for the stock to be transferred to Seller free of restriction.

                            ARTICLE 4
                      OPERATION OF BUSINESS

      4.01. Seller to Continue Business. Seller shall continue to operate its business in the normal course until the Closing. Any and all risk of loss or damages to the assets during such period from any and all causes shall be apportioned among the parties as hereinafter provided.

      4.02. Prorations and Risk of Loss. All expenses paid and incurred and all received and earned shall be prorated between the parties as of March 31, 2004.

                            ARTICLE 5
                CONDITIONS TO BUYER'S PERFORMANCE

      Absent a waiver in writing, all obligations of the Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

      5.01. Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with on or before the Closing Date.

      5.02. Representations and Warranties True as of the Closing Date. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

      5.03. Third Party Consents. All consents and approvals required to be given by third parties shall have been obtained and Buyer shall have been furnished with appropriate evidence reasonably satisfactory to it and its counsel of the granting of such consents and approvals.

      5.04. Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      5.05. Assumed Contracts. Buyer shall assume all leases relating to the lease premises or equipment.

      5.06. Corporate Approvals. The sole member and manager of Seller has duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Seller's obligations hereunder on or before the Closing Date.

                            ARTICLE 6
                CONDITIONS OF SELLER'S PERFORMANCE

      Absent a waiver in writing, all obligations of Seller hereunder are subject to the satisfaction of the following conditions on or before the Closing Date:

       6.01. Representations and Warranties True as of the Closing Date. All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

       6.02. Performance By Buyer. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed by Buyer on or before the Closing Date.

       6.03. Approvals. The Board of Directors of Buyer, and to the extent if any required by the Shareholders of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations hereunder on or before the Closing Date. That the Bankruptcy Court, to the extent if any required, shall have duly authorized and approved the transaction as soon as practicable.

       6.04. No Violations. The Buyer has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its Capital Stock.

       6.05. Issued. All of the outstanding Capital Stock has been validly issued and is fully paid and nonassessable and has been issued in compliance with all applicable securities laws (including the provision of the securities Act and the rules and regulations promulgated thereunder). There are no options, convertible securities, warrants, calls, pledges, transfer restriction (except restrictions imposed by federal and state securities laws), voting restrictions, liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of Capital Stock of the Company.

                            ARTICLE 7
                        SELLER'S COVENANTS

      7.01. Conduct of Business. From the date of this Agreement to the Closing, Seller shall operate the business without causing detriment thereto, shall maintain in effect all governmental permits and approvals necessary for the operation of the business as it is now being conducted and shall maintain the relationships with all persons and entities with whom Seller currently is doing business.

      7.02. Buyer's Investigation. Seller shall make available to Buyer at all reasonable times all books and records of the business and such other items as may be from time to time requested by Buyer.

                            ARTICLE 8
                       INDEMNITY AGREEMENT

      8.01. Seller's Indemnity. Except as otherwise expressly provided in this Agreement or any attachment to this Agreement, Seller shall indemnify and hold Buyer and the property of Buyer, including the assets, free and harmless from any and all claims, liability, loss, damage, or expense resulting from Seller's ownership of the assets or Seller's operation of the assets, including any claim, liability, loss or damage arising by reason of the injury to or death of any person or persons, or the damage of any property, caused by Seller's use of the assets and the condition of the assets when owned by Seller. Provided, however, Seller shall incur no liability under this section until and unless the aggregate amount of any and all claims, liability, loss, damage, or expense equals or exceeds $200,000.00.

      8.02. Buyer's Indemnity. Except as otherwise provided in this Agreement or any attachment to this Agreement, Buyer shall indemnify and hold Seller free and harmless from any and all claims, liabilities, loss, damage, or expense resulting from Buyer's acts or omissions to act after the Closing Date as they relate to the assets purchased and liabilities assumed by Buyer pursuant to this Agreement.

      8.03. Lease Agreement. Buyer shall assume, indemnify and hold Seller harmless from any assumed lease referenced herein. In addition, Buyer shall cause the removal of Seller's name from the lease.

                            ARTICLE 9
                   TERMINATION DEFAULT REMEDIES

      9.01. Termination. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective five (5) days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

      9.02. Default Remedies. Notwithstanding Section 9.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

      9.03. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

                            ARTICLE 10
                          MISCELLANEOUS

      10.01. Entire Agreement. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the assets or the sale of the assets to Buyer by Seller, and any agreement or representation respecting the assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.

      10.02. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer or Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to Buyer at Flexpoint Holdings, Inc. at 3434 East 7800 South, #182, Salt Lake City, Utah 84121 and Seller at Flexpoint Sensor Systems, Inc., 106 West Business Park Drive, Draper, UT 84020.

      10.03. Assignment. Neither this Agreement nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

      10.04. Governing Law. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of Utah in effect on this date.

      10.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but al of which shall constitute but one Agreement.

      10.06. Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

      10.07. Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

      10.08. Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

                            ARTICLE 11
                  PIGGY BACK REGISTRATION RIGHTS

      11.1 In the event that the Bankruptcy Court does not approve the transfer of stock free of restriction and the stock that transfers is restricted, the Buyer shall be entitled to Piggy Back Registration Rights as following:

      11.1.  Special Definitions. As used in this Section.

             (a) "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement, and any pre-effective and post-effective amendments filed or required to be filed, in compliance with the Securities Act of 1933, and the declaration or ordering of effectiveness of such registration statement.

             (b) "Registrable Securities" means Common Stock issuable and any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock issued on such exercise.

      11.2. Company Registration. If at any time or from time to time Buyer shall register any of its securities, Buyer will:

             (a) promptly give to the Seller written notice of its determination; and

             (b) include in such registration all the Registrable Securities specified in a written request or requests, made within 30 days after receipt of such written notice from the Buyer, by any Seller.

      11.3 Expenses of Registration. All expenses (which term does not include underwriting discounts or commissions) incurred in connection with any registration under this Section, shall be borne by the Buyer; provided, however, that the Buyer shall not be obligated to pay any fees or disbursements of counsel retained by Seller.

      11.4 Information by Holder. The Buyer shall not be obligated to register the Registrable Securities if the Seller, upon request, does not provide Buyer in writing such information regarding such Seller and the distribution proposed by such Seller as the Buyer may request and as shall be required in connection with any registration. Information so furnished shall state that it can be used in the subject registration.

      11.5 Termination of Buyer's Obligations. The Buyer shall have no obligation pursuant to this Section after the fourth year anniversary hereof.



    EXECUTED on March 31, 2004,


BUYER:                                   SELLER:

Flexpoint Sensor Systems, Inc.           Flexpoint Holdings, LLC

/s/ John Sindt                           /s/ Jules A. DeGreef
_________________________________        __________________________________
John Sindt, President                    Jules A. deGreef, Manager











ATTACHMENTS


SCHEDULE 1.01(a)             ASSETS PURCHASED
SCHEDULE 1.01(b)             ASSETS EXCLUDED
SCHEDULE 2.01                LIENS AND ENCUMBRANCES
SCHEDULE 2.03                LIABILITIES